Registration No. 333-179683

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-179683
Under
The Securities Act of 1933

Raymond James Financial, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	59-1517485 (IRS Employer Identification No.)

880 Carillon Parkway St. Petersburg, Florida 33716 (Address of Principal Executive Offices, Zip Code)

Raymond James Financial, Inc. Amended and Restated 2012 Stock Incentive Plan (Full title of the plan)

Paul M. Shoukry Chief Financial Officer and Treasurer 880 Carillon Parkway St. Petersburg, Florida 33716 (727) 567-1000 (Name, address and telephone number, including area code, of agent for service)	Please Send Copies of Communications To: Jonathan N. Santelli, Esq. Executive Vice President, General Counsel and Secretary 880 Carillon Parkway St. Petersburg, Florida 33716 (727) 567-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (3) (4)
Common Stock, $.01 par value	24,243,944 Shs.	$35.01	$848,780,479.44	$92,048.00

(1)  The amount being registered includes an indeterminate number of shares of Common Stock which may be issuable as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2)  Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on February 22, 2012, namely $35.01.

(3)  In accordance with Rule 457(p) of the Securities Act, $5,223.07 of the registration fee that was paid and unused in connection with the Registrant’s Form S-8s related to the Registrant’s 2005 Restricted Stock Plan, 2007 Stock Option Plan for Independent Contractors, and 2007 Stock Bonus Plan originally filed with the Commission on April 10, 2007 (File no.s 333-141998, 333-141999 and 333-142000) and February 25, 2009 (File no. 333-157519) is being applied and offset against the total registration fee required hereunder.

(4)  The filing fee was previously paid.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 No. 333-179683 is filed to revise the reference to Rule 416 in footnote 1 to the “Calculation of Registration Fee” table to clarify that this Registration Statement also covers an indeterminate number of shares of the Registrant’s common stock, $0.01 par value per share, which may be issuable pursuant to the Raymond James Financial, Inc. Amended and Restated 2012 Stock Incentive Plan as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on August 23, 2021.

RAYMOND JAMES FINANCIAL, INC.

By: /s/ PAUL M. SHOUKRY
Paul M. Shoukry
Chief Financial Officer and Treasurer (Principal Financial Officer)